Exhibit 10.16
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into by and between Christopher P. Hartmann (“Hartmann” or the “Employee”), an individual, and Thomas & Betts Corporation (“Employer” or the “Company”) (collectively referred to as the “Parties”), a corporation duly organized and existing under the laws of the State of Tennessee.
     WHEREAS, the Parties desire to fully and finally settle and resolve any and all matters between them, arising out of or in any way connected with Hartmann’s employment with the Company;
     WHEREFORE, in consideration of the mutual promises contained herein, the Parties do agree as follows:
1. Separation Date: Hartmann acknowledges that his employment with Thomas & Betts shall be effectively separated as of his last day worked, January 4, 2008. Hartmann agrees to recognize that as of the date of his separation from employment, his employment relationship with Thomas & Betts has been permanently and irrevocably severed and that Thomas & Betts has no obligation, contractual or otherwise, to reemploy or rehire him in the future.
2. Separation Benefit & Consideration: Hartmann acknowledges he has received all compensation (including, but not limited to, any and all overtime, commissions, accrued vacation, and bonus payments) due from Thomas & Betts through the date of his separation no later than the first regular payday following his separation date. In addition, and in exchange for Hartmann’s execution of this agreement, Thomas & Betts agrees to provide to him a separation benefit in the form of a one-time lump sum payment of $960,000.00 (less applicable deductions). This voluntary payment is intended to act as consideration for Hartmann’s execution of this Agreement and to recognize his leadership during the past year and his overall contribution to the Company’s continued success.
     Hartmann acknowledges that, in the absence of this Agreement, he would have no entitlement to the separation benefit set forth in Paragraph 2 above, that the separation benefit constitutes a substantial economic benefit to him, and that the separation benefit constitutes good and valuable consideration for this Agreement.
3. Proprietary Subject Matter: Hartmann agrees that his interest in and to (a) any and all inventions, improvements, modifications and ideas (whether or not patentable) which he has made or conceived, either solely or jointly with others, during the period of his employment with the Company and (b) any suggestions, proposals, writings and the like, of any sort whatsoever, including any interest in the copyright which he developed and with which his work for the Company was concerned during his employment, or which relate or are applicable directly or indirectly to any phase of the Company’s business, shall be the exclusive property of the Company, its successors, assignees, or nominees. (The items defined in (a) and (b) above will hereinafter be referred to collectively as “Proprietary Subject Matter.”) This provision shall not apply to inventions which are not subject to assignments under any applicable statute.

4. Cooperation: Hartmann agrees to promptly do such acts, and execute, and deliver all such papers, including without limitation patent applications, as may be necessary or desirable in the sole discretion of the Company to obtain, maintain, protect, and vest in the Company the entire right, title, and interest in and to, said Proprietary Subject Matter and any patent applications, patents, copyrights, or other proprietary rights of any kind therein, in all countries of the world, including rendering such assistance as the Company may request in any contemplated or pending litigation, Patent Office proceeding, or other proceeding.
     Hartmann further agrees to provide his best efforts to cooperate in any investigation or legal proceeding if requested to do so by Thomas & Betts, and agrees to exercise his best care and efforts to protect the best interests of the Company to the extent he is requested to participate in any such investigation or proceeding. Hartmann further agrees not to voluntarily cooperate or participate in any investigation or legal proceeding on behalf of any person or entity adverse to Thomas & Betts without first being required by legal process to do so, or as necessary in the performance of his responsibilities with any subsequent employer who may have a dispute with Thomas & Betts. In the event Hartmann’s participation or cooperation is requested by anyone other than a current employer and Thomas & Betts regarding any matter or issue in anyway relating to Thomas & Betts, he agrees to provide immediate notification to Thomas & Betts’ General Counsel and Corporate Secretary.
5. Confidential, Trade Secret and Proprietary Information: Since the work for which Hartmann was employed included Company proprietary knowledge and information of a private, confidential, or secret nature, Hartmann shall not, after his separation date, directly or indirectly, without regard for the causes thereof, except as required by the Company, publish, disclose, or make use of, or authorize anyone else to publish, disclose or otherwise make use of any private and proprietary business information, trade secrets and other confidential information of the Company or other information which in any way relates to the business of the Company or the design, construction, manufacture or sale of the Company’s products or services. Hartmann acknowledges and is aware that the unauthorized disclosure of confidential and/or proprietary information may be highly prejudicial to the Company’s interests, an invasion of privacy and an improper disclosure of trade secrets and that the Company could suffer irreparable harm were he to violate this Agreement.
     For purposes of this Agreement, the following definitions shall apply:
(i)	“Trade Secret” means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, method, or improvement that is valuable and secret (in the sense that it is not generally known to the competitors of the Company) to the Company.

(ii)	“Confidential Information” means any data or information, other than Trade Secrets, that is material to the Company and not generally known by the public. Confidential Information includes (without limitation):
(a)	sales records, contracts, manuals, pricing procedures, information or formulae, cost information, production volumes, product or perform design, design specification drawings, manufacturing techniques or processes of the Company;
(b)	the identities of the customers of the Company, their special demands, product specifications and quality assurance standards and their current and anticipated requirements for products;

(c)	the specifications of or know-how related to the Company’s products including any enhancements or improvements and the nature of new products under development;

(d)	the business plans, marketing plans, lobbying efforts, and internal financial statements and projections of the Company;

(e)	the specifics of any products or services the Company offers or plans to offer to provide to its customers; and

(f)	any and all non-public Company records, reports, documents, formulas, processes, technology, specifications, and any other information concerning the Company’s operations and/or businesses, its affiliated companies, operations and/or businesses, and its customers’ operations and/or businesses.
     For so long as the information or data remain Trade Secrets, Confidential Information, and/or Proprietary Subject Matter, Hartmann agrees that he is forbidden from using, disclosing or permitting any person not properly authorized by the Company to obtain or use any Trade Secrets, Confidential Information, and/or Proprietary Subject Matter, regardless of the purpose, unless required by the Company or with the Company’s express written consent. Hartmann will utilize his best efforts and utmost diligence to protect and keep this information confidential, regardless of whether the information is acquired, learned, obtained, or developed alone or in conjunction with others.
     Hartmann agrees and understands that if he has any uncertainty as to whether any particular information is confidential that he has an affirmative duty to clarify the issue. Hartmann also agrees to maintain the confidentiality of any and all Trade Secrets, Confidential Information, and/or Proprietary Subject Matter of the Company’s customers, contractors, or others with whom the Company has a business relationship.
     This Agreement is intended to protect the proprietary rights of the Company in many important ways. Even the threat or possibility of misuse of Trade Secrets, Confidential Information, and/or Proprietary Subject Matter of the Company in violation of this Agreement would be extremely harmful since that information is essential to the business of the Company. In light of these facts, Hartmann agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of the Company and he specifically releases the Company from the requirement to post any bond in connection with seeking temporary or interlocutory injunctive relief, to the extent permitted by law.
6. Exclusive Property: All documents, written information and other items including, but not limited to, notes, sketches, manuals, blueprints, notebooks, products, tools, fixtures, records and information relating to the business of the Company, made or obtained by Hartmann while employed by the Company, shall be the exclusive property of the Company and shall be delivered by Hartmann to the Company on his separation date as requested by the Company; except for such documents that relate to the terms and benefits of his employment.
7. Patent/Copyright: Excepted from this Agreement is only the Proprietary Subject Matter made or conceived by Hartmann prior to his employment with the Company which is (a) embodied in a United States Letter Patent, Copyright Registration or any application for United States Letters Patent or Copyright Registration filed prior to the commencement of his employment; (b) in the physical possession of a former employer who owns it; or (c) disclosed in detail in an attachment hereto.
8. Non-Solicitation- Employees: For a period of two (2) years following his separation date, Hartmann agrees that he will not, personally or indirectly, or by action in concert with others, induce or influence or seek to induce or influence any person who has been engaged by the Company as an executive, employee, manager, independent contractor, or otherwise, to terminate their relationship with the Company for any reason.
9. Restrictive Covenants — Agreement Not to Compete: Hartmann agrees that for a period of two (2) years immediately following his separation date he will notify an employer of his obligations under this Agreement, but will not provide this Agreement to any employer without the express written approval of Thomas & Betts’ General Counsel and Corporate Secretary. Hartmann further agrees not to directly or indirectly, engage or otherwise affiliate with a business or enterprise that is competitive with the business of the Company within the United States. Hartmann acknowledges that this restriction is necessary and reasonable because the Company markets its products on a nationwide basis and the industry for its products is an industry encompassing the entire United States.
10. Right to Injunction: In the event of any violation of this Agreement by Hartmann, and in addition to any relief or remedies to which the Company is entitled, he agrees that the Company shall have the right to an immediate injunction, and shall have the right to recover the Company’s reasonable attorney fees and court costs expended in connection with any litigation instituted to enforce this Agreement.
11. Reasonableness: Hartmann represents and admits that the covenants, including the restrictions and obligations, set forth herein are manifestly reasonable, and he expressly agrees that they are also reasonable as to duration and are no broader than is required for the Company’s protection. Hartmann agrees that the remedy at law for any breach by him of the above covenants will be inadequate and that this Agreement may be enforced, without limitation to any other available equitable or legal remedies, by an injunction by any competent court enjoining and restraining any violations hereof, including, without limitation, an injunction restraining him and any other person acting in concert with him from continuance of any act in violation of this covenant.
12. Attorney Fees and Costs: Hartmann agrees that if he is held by any court of competent jurisdiction to be in violation, breach or nonperformance of any of the terms of this Agreement, he shall pay all costs of such action or suit, including the Company’s reasonable attorney fees and the costs of the legal proceeding.

13. Release of Claims: Hartmann hereby waives, releases, and discharges Thomas & Betts, its past and present parents, subsidiaries, divisions, and affiliated companies, their respective past and present stockholders, directors, officers, employees, agents, and insurers (collectively the “Company”), from any and all claims, demands , damages, and causes of action (“Claims”) of every kind and nature, whether known or unknown, or suspected or unsuspected, which Hartmann has or may have, arising out of any matter whatsoever that occurred at any time up to the date of Hartmann’s execution of this Agreement. This General Release specifically includes, but is not limited to, any and all Claims:
a.	Arising out of or in any way related to Hartmann’s employment or the termination of his employment with Thomas & Betts;

b.	Arising under or based on the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Americans with Disabilities Act of 1990 (“ADA”), the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974 (excepting claims for vested benefits, if any, to which Hartmann is legally entitled hereunder), the Tennessee or Alabama Human Rights Act, Alabama’s Workers’ Compensation Act, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any implied, oral or written contract, handbook, manual, policy statement or employment practice, or alleging misrepresentation, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, negligence or wrongful discharge.

c.	Hartmann specifically represents that he has read and understands this Agreement, and has been offered a minimum of twenty-one (21) days to consider the Agreement before he has to execute it and understands fully the final and binding effect of this Agreement and Release. Hartmann further agrees that the only promises made to him to sign this Agreement and Release are those stated in the Agreement and Release and that he has signed this Agreement and Release voluntarily with the full intent of releasing Thomas & Betts and all other identified in the foregoing paragraph from any and all claims relating to or arising out of his employment with Thomas & Betts, and that he was advised of his right to consult an attorney, hired by him, to review the Agreement and Release and provide advice about it if he so desires. Additionally, in accordance with federal law, this Agreement may be revoked by Hartmann at any time within seven (7) days after the date the Agreement is signed by Hartmann and this Agreement shall not be effective until the expiration of such seven day period. Finally, Hartmann agrees and acknowledges that if he signs this Agreement and Release before the expiration of said twenty-one (21) day period referred to hereinabove, that he has affirmatively waived such twenty-one day minimum period, but will still have the seven (7) calendar days within which to revoke this Agreement. Hartmann expressly understands that he is knowingly and voluntarily waiving any claim for age discrimination that he may have under the Age Discrimination in Employment Act.
d.	Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof based on any action or failure to act by the Company at any time prior to the effective date of this Agreement
14. Waiver: As part of the foregoing Agreement, Hartmann acknowledges that he is waiving his right to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, punitive damages, back pay, front pay, attorney’s fees, and reinstatement to employment), from the Company in any administrative, arbitral, judicial or other action brought by or on behalf of Hartmann in connection with any Claim released in this Agreement.
     Hartmann agrees not to initiate or prosecute any action against the Company in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Hartmann understands and agrees that if he, or anyone on his behalf, initiates or prosecutes any such action, other than to challenge the validity of this Agreement with respect to claims released under the ADEA as amended by the OWBPA, or otherwise breaches any of the terms of this Agreement, Hartmann shall be liable for the payment of all costs and expenses, including attorney’s fees, incurred by the Company in connection with such action or breach. Nothing in this paragraph shall operate to impose a penalty or otherwise limit the right of Hartmann to challenge the validity of this Agreement with respect to any claims he may have under the ADEA as amended by the OWBPA.
15. General Release: This Agreement includes a General Release, as well as a specific release of the Claims referred to above. No reference herein to any specific claim or statute is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.
16. No Admission: Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of the Company. The Company expressly denies any liability of any kind to Hartmann, and particularly any liability arising out of or in any way related to his employment or the termination of his employment with Thomas & Betts.
17. Confidentiality: Hartmann shall, absent an agreement in writing with Thomas & Betts to the contrary, keep confidential the circumstances surrounding the termination of his employment, the existence of this Agreement, and terms of this Agreement, and agrees that neither he, nor his attorneys, nor any of his agents, shall make any statements, oral or written, regarding any such matters unless written consent is given by a, unless required to comply with any federal, state or local law, rule or order, or unless required in connection with any action challenging the validity of this Agreement with respect to claims released under the ADEA as amended by the OWBPA. Furthermore, this paragraph will not prohibit Hartmann from disclosing the terms of this Agreement to the Equal Employment Opportunity Commission or any state or local fair employment practices agency, to his spouse, or to his attorney, accountant or other tax adviser for the limited purpose of securing their professional advice.
18. Mutual Nondisparagement: Both Hartmann and Thomas & Betts agree to refrain from making any remarks regarding the other. Specifically Hartmann agrees not to do or say anything that could potentially, or does in fact have the effect of disparaging Thomas & Betts Corporation its products, services or corporate goodwill.
19. Return of company Property: Hartmann acknowledges that he has turned over to Thomas & Betts all credit cards, keys, identification cards, access cards, cellular telephones, pagers, computers and other equipment issued to him by Thomas & Betts, and all documents, notes, computer files and other materials which he had in his possession or subject to his control, relating to Thomas & Betts, and/or any of its customers. Hartmann further acknowledges that he has not retained any such equipment, documents, notes, computer files or other materials (including any copies of duplicates thereof).
20. Binding Effect: Hartmann understands and agrees that this Agreement will be binding on him and his spouse, heirs, executors, administrators, successors and assigns.
21. Acknowledgement: Hartmann acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement (including, but not limited to, any rights he may have under the ADEA and that he has entered into the Agreement knowingly, voluntarily, without coercion, duress or overreaching of any sort.).
22. Severability: The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions.
23. Entire Agreement: This Agreement constitutes the sole and entire agreement between Hartmann and Thomas & Betts with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.
24. No Oral Modification: No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Hartmann and a designated Thomas & Betts representative.

25. Governing Law: This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of law principles.

Date	CHRISTOPHER P. HARTMANN

THOMAS & BETTS CORPORATION

Date	By:

Its: